Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 04/12/2021 01:16 PM
Original ID: 2019-000846408
Amendment ID: 2021-003175049

Profit Corporation
Articles of Amendment

1. Corporation name:

FOVEA JEWELRY HOLDINGS, LTD.

2. Article number(s) 10 is amended as follows:

**Article number(s) is not your filing ID number.* *Example: 2000-000123456*

Article 10 is amended to include a new Section (a) therein pursuant to which the Corporation establishes and designates its Series B Preferred Stock as set forth in Exhibit A, attached hereto.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 03/23/2021.
(Date – mm/dd/yyyy)

RECEIVED
APR - 1 2021
WYOMING SECRETARY OF STATE

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☐ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☑ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature] **Date:** 03/23/2021

(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Thomson Lee

Title: President and Chief Executive Officer

Contact Person: Thomas Puzzo, Esq.

Daytime Phone Number: (206) 522-2256

Email: tpuzzo@msn.com

(Email provided will receive annual report reminders and filing evidence.)
**May list multiple email addresses*

Checklist

- ☑ ***Filing Fee: $50.00*** Make check or money order payable to Wyoming Secretary of State.
- ☑ Please submit one **originally signed** document.
- ☑ **Typical processing time is 3-5 business days** following the date of receipt in our office.
- ☑ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article.
- ☑ Please review form prior to submitting to the Secretary of State to ensure all areas have been completed to avoid a delay in the processing time of your documents.

EXHIBIT A
TO
ARTICLES OF AMENDMENT FOR
CERTIFICATE OF DESIGNATION
ESTABLISHING SERIES B PREFERRED STOCK OF
FOVEA JEWELRY HOLDINGS, LTD.,
A Wyoming Corporation

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the "Board") of Fovea Jewelry Holdings Ltd., a Wyoming corporation (hereinafter called the "Corporation"), with the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, having been fixed by the Board pursuant to authority granted to it under the Corporation's Articles of Incorporation, as amended, without the necessity of stockholder action and in accordance with the provisions of Section 17-16-602 and 17-16-1005 of the Wyoming Business Corporation Act

(a) Series B Preferred Stock

SECTION 1. *Designation.* The shares of such Series shall be designated "Series B Preferred Stock," and the number of shares constituting such Series shall be one (1) (the "Series B Preferred Stock"). The number of shares of Series B Preferred Stock may be increased or decreased by resolution of the Board and approval by the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting as a separate voting group.

SECTION 2. *Voting Rights; Generally.* Subject to the other provisions of these Articles of Incorporation (including the disparate votes per share provisions of the Series B Preferred Stock set forth in Sections 3, 4, and 5 below), each holder of Series B Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise required by applicable law. Except as otherwise expressly provided herein, in the Corporation's by-laws or as required by law, the holders of Series B Preferred Stock and Common Stock shall vote together and not as separate series or classes.

SECTION 3. *Special Voting Rights of Series B Preferred Stock.* Each share of Series B Preferred Stock shall be entitled to the number of votes and/or voting power equal to 110% of the issued and outstanding shares of common stock and other voting securities of the Corporation.

SECTION 4. *Series B Director.* There is hereby created a special director on the Corporation's Board of Directors designated as the "***Series B Director***." So long as any shares of Series B Preferred Stock remain outstanding, the holders of a majority of the shares of Series B Preferred Stock represented at a duly called special or annual meeting of such stockholders or by an action by written consent for that purpose shall be entitled to elect the Series B Director. The holders of the Series B Preferred Stock may waive their rights to elect the Series B Director at any

time and assign such right to the Board of Directors other than the Series B Director to elect the Series B Director.

SECTION 5. *Protective Provisions*. So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, voting as a separate class:

(a) amend the Articles of Incorporation or, unless approved by the Board of Directors, including by the Series B Director, amend the Corporation's Bylaws;

(b) change or modify the rights, preferences or other terms of the Series B Preferred Stock, or increase or decrease the number of authorized shares of Series B Preferred Stock;

(c) reclassify or recapitalize any outstanding equity securities, or, unless approved by the Board of Directors, including by the Series B Director, authorize or issue, or undertake an obligation to authorize or issue, any equity securities or any debt securities convertible into or exercisable for any equity securities (other than the issuance of stock-options or securities under any employee option or benefit plan);

(d) authorize or effect any transaction constituting a Deemed Liquidation (as defined in Section 8 herein) under the Articles, or any other merger or consolidation of the Corporation;

(e) increase or decrease the size of the Board of Directors as provided in the Bylaws of the Corporation or remove the Series B Director (unless approved by the Board of Directors, including the Series B Director);

(f) declare or pay any dividends or make any other distribution with respect to any class or series of capital stock (unless approved by the Board of Directors, including the Series B Director);

(g) redeem, repurchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any outstanding shares of capital stock (other than the repurchase of shares of common stock from employees, consultants or other service providers pursuant to agreements approved by the Board of Directors under which the Corporation has the option to repurchase such shares at no greater than original cost upon the occurrence of certain events, such as the termination of employment) (unless approved by the Board of Directors, including the Series B Director);

(h) create or amend any stock option plan of the Corporation, if any (other than amendments that do not require approval of the stockholders under the terms of the plan or applicable law) or approve any new equity incentive plan;

(i) replace the President and/or Chief Executive Officer of the Corporation (unless approved by the Board of Directors, including the Series B Director);

(j) transfer assets to any subsidiary or other affiliated entity (unless approved by the Board of Directors, including the Series B Director);

(k) issue, or cause any subsidiary of the Corporation to issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds or other similar credit support incurred in the ordinary course of business, or amend, renew, increase or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the Series B Preferred Stock (unless approved by the Board of Directors, including the Series B Director);

(l) modify or change the nature of the Corporation's business;

(m) acquire, or cause a Subsidiary of the Corporation to acquire, in any transaction or series of related transactions, the stock or any material assets of another person, or enter into any joint venture with any other person (unless approved by the Board of Directors, including the Series B Director); or

(n) sell, transfer, license, lease or otherwise dispose of, in any transaction or series of related transactions, any material assets of the Corporation or any Subsidiary outside the ordinary course of business (unless approved by the Board of Directors, including the Series B Director).

SECTION 6. *Dividend and Distribution Rights of Stock.* Shares of Common Stock and shares of Series B Preferred Stock shall be treated equally, identically and ratably, on a per-share basis, with respect to any dividend or distribution by the Corporation, including in respect of distributions upon liquidation of the Corporation. In the event that a dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Common Stock and Series B Preferred Stock shall both receive Common Stock or rights to acquire Common Stock. No dividends shall be declared or payable in the form of Series B Preferred Stock.

SECTION 7. *Conversion Provisions of Series B Preferred Stock.* Each share of Series B Preferred Stock shall be convertible into one (1) fully paid and nonassessable share of Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation. Each share of Series B Preferred Stock shall automatically convert into one share of Common Stock upon the first to occur of (a) a Transfer of such share of Series B Preferred Stock other than to a Permitted Transferee, (b) the death or incapacity of (i) the Permitted Transferee holding such share of Series B Preferred Stock or (ii) the Designated Person, or (c) the resignation of the Designated Person as an officer of the Corporation.

SECTION 8. *Certain Definitions.* As used in this Certificate of Designation, the following capitalized terms shall have the meanings ascribed thereto below:

(a) "***Deemed Liquidation***" shall mean: (1) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation's assets (including an irrevocable or exclusive license with respect to all or substantially all of the Corporation's intellectual property); (2) the consummation of a merger, share exchange or consolidation with or into any other corporation, limited liability company or other entity (except one in

which the holders of capital stock of the Corporation as constituted immediately prior to such merger, share exchange or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity (or its parent entity)), (3) authorizing or effecting any transaction liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, provided, however, that none of the following shall be considered a Deemed Liquidation: (A) a merger effected exclusively for the purpose of changing the domicile of the Corporation, or (B) a transaction or other event deemed to be exempt from the definition of a Deemed Liquidation by the holders of at least a majority of the then outstanding Series B Preferred Stock.

(b) "***Designated Person***" means any Person selected by Brian Keasberry.

(c) "***Permitted Private Transfer***" means a Transfer, other than a trade effected in the public markets, to a Permitted Transferee.

(d) "***Permitted Transferee***" means, (a) in respect of Series B Preferred Stock, a Designated Person and (b) in respect of Common Stock, (i) a Designated Person, (ii) a Designated Person's spouse, children or a family trust or similar private entity formed solely for the benefit of the Designated Person or the Designated Person's spouse and/or children and who was Transferred such Common Stock in a Permitted Private Transfer; (iii) a person (other than a natural person) that is controlled by the Designated Person (for the purposes hereof, "control" means, the beneficial ownership at the relevant time of voting equity of such person carrying more than 50% of the voting rights ordinarily exercisable at meetings of equity holders of the person where such voting rights are sufficient to elect a majority of the directors, managers or persons acting in a similar capacity of the person); and (iv) a broker or nominee for one of the persons described in the foregoing clauses (i), (ii), or (iii).

(e) "***Person***" shall mean a natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and a government or agency or political subdivision thereof.

(f) "***Transfer***" means (i) any sale, assignment, gift, transfer, hypothecation, encumbrance on, or other disposition of any securities or any right, power or interest therein or appurtenant thereto, directly or indirectly, whether voluntarily, by operation of law, under court order, foreclosure of a security interest, execution of a judgment or other legal process, or otherwise, including a purported transfer to or from a trustee in bankruptcy, a receiver, an assignee for the benefit of creditors and/or an assignment to a trust, spouse or family member, or (ii) any grant of an option, warrant or right to do the foregoing whether as of right, after lapse of time or upon fulfillment of condition, or otherwise.

SECTION 9. *Amendments*. This Certificate of Designation shall not be amended without the consent of a majority in interest of the holders of Series B Preferred Stock.

IN WITNESS WHEREOF, Fovea Jewelry Holdings, Ltd. has caused this Articles of Amendment for the Series B Preferred Stock to be duly executed by its authorized corporate officer this 23rd day of March, 2021.

FOVEA JEWELRY HOLDINGS, LTD.

By: ______________________

Name: Thomson Lee

Title: President and Chief Executive Officer